Exhibit No. (d)(2)

EXECUTION COPY

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of March 17, 2013 (this “Agreement”), is by and among GB Aero Engine LLC, a Delaware limited liability company (“Parent”), and each of the Persons identified on Schedule I hereto (collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently with or immediately after the execution of this Agreement, Parent, GB Aero Engine Merger Sub Inc., a Wisconsin corporation (“Merger Sub”), and EDAC Technologies Corporation, a Wisconsin corporation (the “Company”) proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for Merger Sub to commence a tender offer for all of the outstanding shares of Company Common Stock (the “Offer”) and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);

WHEREAS, as of the date hereof, each Stockholder Beneficially Owns the number of shares of Company Common Stock and Company Stock Options, in each case as set forth opposite such Stockholder’s name on Schedule I hereto;

WHEREAS, Parent and each Stockholder desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, as a condition and inducement to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement and abide by the covenants and agreements with respect to the Covered Shares set forth herein;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

TENDER OF SECURITIES

Section 1.01 Tender of Securities.

(a) Each Stockholder hereby agrees that, unless the Offer is earlier terminated or withdrawn by Merger Sub or this Agreement shall have been terminated in accordance with its terms, such Stockholder shall validly tender (and deliver any certificates evidencing) his, her or its Covered Shares to be duly tendered or cause to be tendered, into the Offer promptly following, and in any event no later than the tenth (10th) Business Day following Stockholder’s receipt of the Offer Documents, in accordance with the procedures set forth in the Offer Documents, free and clear of all Liens (other than Permitted Liens and the restrictions set forth in this Agreement); provided that Parent and Merger Sub agree that Stockholder may withdraw his, her or its Covered Shares from the Offer at any time following (x) the date that the Offer is terminated, withdrawn or expired or (y) the termination of this Agreement in accordance with its terms; and provided further that (A) a Stockholder shall not be required, for the purpose of this Agreement, to tender or exercise any Company Stock Option in the Offer; and (B) a Stockholder shall not have any obligation under this Section 1.01(a) to tender any Covered Shares into the Offer to the extent such shares constitute unvested restricted stock units of the Company.

(b) Each Stockholder agrees that once his, her or its Covered Shares are tendered into the Offer, such Stockholder will not withdraw any Covered Shares from the Offer unless and until (x) the date that the Offer is terminated, withdrawn or expired or (y) the termination of this Agreement in accordance with its terms.

(c) Each Stockholder hereby agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement.

(d) If the Offer is terminated or withdrawn by Merger Sub, or the Merger Agreement or this Agreement is terminated, in each case, in accordance with its terms, prior to the purchase of such Stockholder’s Covered Shares in the Offer, Parent and Merger Sub shall promptly (and in any event no later than the third (3rd) Business Day after termination or withdrawal of the Offer or termination of this Agreement or the Merger Agreement) return, and shall cause any depository or paying agent acting on behalf of Parent and Merger Sub, to return all tendered Covered Shares to the applicable Stockholder, as the case may be.

Section 1.02 Company Stock Options. Notwithstanding any right that the Stockholder may have under the Merger Agreement, the Company Stock Plans, any applicable award agreement, or any treatment afforded to any holder of Company Stock Options triggered by the occurrence of the Acceptance Time, each Stockholder acknowledges and agrees that (i) none of such Stockholder’s unvested Company Stock Options shall become vested solely as a result of the occurrence of the Acceptance Time, (ii) following the date hereof and until the earlier of (A) the termination or withdrawal of the Offer and (B) the termination of this Agreement or the Merger Agreement, such Stockholder shall not exercise any of such Stockholder’s vested Company Stock Options without the prior consent of the Parent (which consent shall not be unreasonably withheld), and subject to the otherwise applicable provisions of the applicable Company Stock Plan and award agreement, and (iii) such Stockholder acknowledges that Company Stock Options (whether vested or unvested) will not be cancelled in exchange for the cash payment contemplated by Section 3.06 of the Merger Agreement until, and subject to the occurrence of, the Effective Time of the Merger, in accordance with and pursuant to the terms and conditions of Section 3.06 of the Merger Agreement.

ARTICLE II

VOTING

Section 2.01 Agreement to Vote. Each Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Shareholders Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto and then only to the extent that: such Covered Shares are not purchased in the Offer:

(a) appear at each such meeting or otherwise cause the Covered Shares as to which such Stockholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares that are entitled to vote in each case:

(i) in favor of the adoption and approval of the Merger and the transactions contemplated thereby, including the plan of merger, and any other action of the stockholders of the Company reasonably requested by Parent in furtherance thereof;

(ii) in favor of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve and adopt the Merger Agreement;

(iii) subject to Sections 5.05 and 6.10 hereof, against any action or agreement that is in opposition to, or competitive or inconsistent with, the Merger or that would result in a breach of any representation or warranty or any covenant or agreement of the Company under the Merger Agreement or such Stockholder contained in this Agreement;

(iv) subject to Sections 5.05 and 6.10 hereof, against any agreement, transaction or proposal that relates to a Takeover Proposal or Company Acquisition Agreement; and

(v) subject to Sections 5.05 and 6.10 hereof, against any other action, agreement or transaction that would otherwise materially interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Stockholder of his or its obligations under this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or any reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (C) an election of members to the Board of Directors of the Company; (D) any change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws, except if approved by Parent; or (E) any other change in the Company’s corporate structure or business.

Section 2.02 No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Covered Shares except with respect to matters that do not breach in any material respect the voting obligations set forth in Section 2.01 and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing any of its or his material obligations under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants, jointly and severally, to Parent as follows:

Section 3.01 Organization; Authorization; Validity of Agreement; Necessary Action. Such Stockholder has all requisite power and authority necessary in order to execute and deliver, and perform such Stockholder’s obligations under, this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Stockholder and the performance by such Stockholder of such Stockholder’s obligations hereunder and the consummation by such Stockholder of the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary action and no other actions on the part of or with respect to such Stockholder are necessary to authorize this Agreement, the performance by such Stockholder of such Stockholder’s obligations hereunder or the consummation by such Stockholder of the other transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). If such Stockholder is a natural person, if such Stockholder is married and the Covered Shares of such Stockholder constitute community property or if spousal or other approval is required for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder’s spouse, enforceable against such spouse in accordance with its terms.

Section 3.02 Ownership. Schedule I sets forth opposite such Stockholder’s name the number of shares of Common Stock and Company Options over which such Stockholder has Beneficial Ownership as of the date hereof. Such Stockholder’s Existing Shares are, and from the date hereof through and including the Closing Date (unless purchased by Merger Sub in the Offer) will be, Beneficially Owned by such Stockholder. Any Covered Shares of such Stockholder acquired after the date hereof will be upon such acquisition Beneficially Owned by such Stockholder. Such Stockholder has and will have at all times during this Agreement the sole power to vote and dispose of such Stockholder’s Existing Shares. Such Stockholder has good and marketable title to such Stockholder’s Existing Shares, free and clear of any Liens (other than Permitted Liens and the restrictions imposed by this Agreement). As of the date hereof, neither such Stockholder nor any affiliate of such Stockholder Beneficially Owns or holds any right to acquire any additional shares of Common Stock or any other voting securities of the Company or its Subsidiaries. Such Stockholder has and will have at all times during this Agreement the complete and exclusive power, individually or together with one or more other affiliated Stockholders party hereto, to, directly or indirectly, issue (or cause the issuance of) instructions with respect to the matters set forth in Article I and agree to all matters set forth in this Agreement. Except for this Agreement, none of the Covered Shares is (and no Covered Shares will be during the term of this Agreement) subject to any proxy, voting trust, power-of-attorney or other Contract with respect to the voting of such Covered Shares.

Section 3.03 No Violation. The execution, delivery and performance of this Agreement by such Stockholder, and the consummation by such Stockholder of the other transactions contemplated hereby, do not and will not (a) result in any violation of any Law or Order applicable to such Stockholder or by which any of such Stockholder’s assets or properties is bound or (b) result in any breach or violation of any organizational document of such Stockholder or any Contract to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.04 Consents and Approvals. Except for any filings required by or advisable under applicable securities Laws, the execution, delivery and performance of this Agreement by such Stockholder, and the consummation by such Stockholder of the other transactions contemplated hereby, do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to any Governmental Entity.

Section 3.05 Absence of Litigation. There is no Action pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that could reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.06 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder for which the Company could have any liability.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to each Stockholder as follows:

Section 4.01 Organization; Authorization; Validity of Agreement; Necessary Action. Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement.

This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.02 No Violation. The execution, delivery and performance of this Agreement by Parent, and the consummation by Parent of the other transactions contemplated hereby, do not and will not (a) result in any violation of any Law or Order applicable to Parent or by which any of its assets or properties is bound or (b) result in any breach or violation of any organizational document of Parent or any Contract to which Parent is a party or by which Parent or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE V

OTHER COVENANTS

Section 5.01 Prohibition on Transfers, Other Actions. Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 1.01 and Section 2.01) or as permitted pursuant to the prior written consent of Parent, each Stockholder hereby agrees not to (i) Transfer any of its or his Covered Shares, Beneficial Ownership thereof or any other interest therein, except to any member of the Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of the Stockholder’s immediate family, or upon the death of the Stockholder (provided that any such transfer shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement); (ii) grant any proxies or enter into any voting trust, power of attorney or other Contract with respect to the voting of any Covered Shares; (iii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (iv) take any action that could materially restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform its or his covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void. Except as specifically permitted by Section 5.03, each Stockholder also agrees not to engage in any transaction with respect to any of the Covered Shares with the purpose or effect of depriving Parent of the intended benefits of this Agreement.

Section 5.02 Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 5.03 No Solicitation. Except to the extent the Company would be permitted under Section 6.04 of the Merger Agreement to take such actions at the applicable time (and subject to compliance with the notice, disclosure and other obligations that the Company would be required to comply with in connection therewith), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, each Stockholder shall not, and shall cause its respective representatives not to, directly or indirectly, (i) solicit, initiate, propose or knowingly take any action to facilitate or encourage (including by way of furnishing non-public information) the submission of any Takeover Proposal or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (ii) conduct, continue, engage in, solicit, or otherwise participate in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries to, or participate in, facilitate, encourage, or knowingly assist any effort by, any third party that could reasonably be expected to make, or has made, any Takeover Proposal or (iii) enter into, approve or recommend any understanding, agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal, or agree or commit to or agree to facilitate any of the foregoing. Each Stockholder shall, and shall cause its respective representatives to, immediately cease and be terminated any and all existing discussions or negotiations with any Person (other than Parent) conducted theretofore with respect to any Takeover Proposal and request from each Person that has executed a confidentiality agreement with such Stockholder the prompt return or destruction of all confidential information previously furnished to such Person or its representatives.

Section 5.04 Notice of Acquisitions. During the term of this Agreement, each Stockholder hereby agrees to promptly disclose to Parent in writing the number of any additional shares of Common Stock or other voting securities of the Company of which such Stockholder acquires Beneficial Ownership on or after the date hereof. The filing of a Form 4 by such Stockholder with the SEC shall be deemed to be full compliance by such Stockholder with the obligations under this Section 5.04.

Section 5.05 Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in his, her or its capacity as the record holder and beneficial owner of such Stockholder’s Covered Shares, and each Stockholder makes no agreement or understanding in this Agreement in such Stockholder’s capacity as a director or officer of the Company or any of its subsidiaries, or in any other capacity except as Stockholder, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken (whatsoever) by each Stockholder in such Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict such Stockholder from exercising such Stockholder’s fiduciary duties as an officer or director to the Company or its stockholders.

Section 5.06 Further Assurances.

(a) Without limiting the foregoing, each Stockholder hereby (i) authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Stockholder’s identity and ownership of such Stockholder’s Covered Shares and the nature of such Stockholder’s obligations under this Agreement, including the disclosure and filing of this Agreement and any other information required to be disclosed by applicable Law or in connection with the Merger Agreement (including any consents obtained in connection with the Merger Agreement) and (ii) agrees to promptly provide Parent with any information reasonably requested in connection with the matters described in clause (i).

(b) Each Stockholder, to the extent reasonably requested by Parent, will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable efforts to take, or cause to be taken, all actions necessary to comply with its obligations under this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Termination. This Agreement shall remain in effect until the earlier to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms; and (iii) the date of any material modification, waiver or amendment to the Merger Agreement that affects adversely the amount or form of consideration payable to the Stockholders pursuant to the Merger Agreement as in effect on the date hereof. Upon termination pursuant to this Section 6.01, this Agreement shall terminate and be of no further force or effect. Nothing in this Section 6.01 and no termination of this Agreement shall relieve or otherwise limit any party of liability for breach of this Agreement.

Section 6.02 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

Section 6.03 Modification or Amendment. Subject to the provisions of applicable Law, the parties hereto may modify or amend this Agreement, by written agreement executed by each of the respective parties.

Section 6.04 Waiver; Extension. At any time prior to the termination of this Agreement the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (iii) waive compliance with covenants and agreements of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 6.05 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 6.06 Governing Law and Venue; Waiver of Jury Trial AND VENUE; WAIVER OF JURY TRIAL.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of New York without regard to the conflicts of law principles thereof, except to the extent the laws of the State of Wisconsin are applicable to this Agreement.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York, borough of Manhattan. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.08 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6.06(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.06(c).

Section 6.07 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, delivery of which is confirmed electronically, or by overnight courier:

If to Parent, to:

Greenbriar Equity Group LLC

555 Theodore Fremd Avenue, Suite A-201

Rye, NY 10580

Attention: Noah Roy

Facsimile: (914) 925-9693

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Michael Movsovich

Facsimile: (212) 446-4900

If to any Stockholder, to the address of such Stockholder set forth on Schedule I hereto, with a copy (which shall not constitute notice) to:

Robinson & Cole LLP

280 Trumbull Street

Hartford, CT 06103

Attention: Matthew Guanci

Facsimile: (860) 275-8299

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the U.S. mail, if sent by registered or certified mail, postage prepaid; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 6.08 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief as provided herein to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (without the posting of any bond), this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.09 Entire Agreement. This Agreement and the Merger Agreement (to the extent referred to herein) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

Section 6.10 No Third Party Beneficiaries. The parties hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or liability to any other Person.

Section 6.11 Definitions; Construction.

(a) Merger Agreement Definitions. For the purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

(b) Other Definitions. As used herein:

“Beneficial Ownership” by a Person of any securities means ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such securities; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such securities; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Securities Exchange Act of 1934, as amended. The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, dated as of June 28, 1985, as amended on July 25, 2008, as amended.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Common Stock” means Common Stock as defined in the Merger Agreement, and will also include for purposes of this Agreement all shares or other voting securities into which Common Stock may be reclassified, sub-divided, consolidated or converted and all shares or other voting securities convertible into or exercisable or exchangeable for Common Stock and in each case any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the Common Stock and entitled to vote in respect of the matters contemplated by Article I.

“Covered Shares” means, with respect to any Stockholder, such Stockholder’s Existing Shares, together with any outstanding shares of Company Common Stock that such Stockholder acquires Beneficial Ownership of on or after the date hereof.

“Existing Shares” means, with respect to any Stockholder, the number of outstanding shares of Common Stock Beneficially Owned (and except as may be set forth on Schedule I hereto, owned of record) by such Stockholder as of the date hereof, as set forth opposite such Stockholder’s name on Schedule I hereto.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), or to enter into any Contract with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise). In the event that any Stockholder that is a corporation, partnership, limited liability company or other legal entity ceases to be controlled by the Person controlling such Stockholder as of the date of this Agreement, such event shall be deemed to constitute a “Transfer”.

Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

Section 6.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 6.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 6.14 Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

Section 6.15 Expenses. (a) Except as set forth in clause (b), all costs and expenses incurred in connection with this Agreement and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, and (b) all costs and expenses incurred in connection with any Action to enforce the terms of this Agreement shall be paid by the non-prevailing party in such Action.

IN WITNESS WHEREOF, this Voting and Support Agreement has been duly executed and delivered by each of the parties hereto as of the date first written above.

GB AERO ENGINE LLC

By:	/s/ Raynard D. Benvenuti
Name: Raynard D. Benvenuti
Title: President

Signature Page to Voting and Support Agreement

STOCKHOLDERS

By:	/s/ Dominick A. Pagano
Dominick A. Pagano
Title: President and CEO

By:	/s/ Glenn L. Purple
Glenn L. Purple
Title: Vice President, Finance, CFO and Secretary

By:	/s/ Lee K. Barba
Lee K. Barba
Title: Director

By:	/s/ Joseph P. Lebel
Joseph P. Lebel
Title: Director

By:	/s/ John A. Rolls
John A. Rolls
Title: Director

By:	/s/ Joseph S. Ruggiero
Joseph S. Ruggiero
Title: Director

By:	/s/ Christopher R. Sansone
Christopher R. Sansone
Title: Director

By:	/s/ Daniel C. Tracy
Daniel C. Tracy
Title: Director

Signature Page to Voting and Support Agreement

SCHEDULE I

OWNERSHIP OF COMMON STOCK

Name	Number of Shares of Company Common Stock and vested Company Stock Awards		Number of unvested Company Stock Awards	Number of Company Stock Options
Lee K. Barba	26,334		2,499	17,500
Joseph P. Lebel	152,528		2,499	32,500
Dominick A. Pagano	529,038	(1)	23,333	476,667
Glenn L. Purple	34,553		0	60,000
John A. Rolls	60,856		2,499	68,206
Joseph S. Ruggiero	0		834	15,000
Christopher R. Sansone	10,000	(2)	834	15,000
Daniel C. Tracy	145,064		2,499	35,000

(1)	18,000 of Mr. Pagano’s Shares are held in an irrevocable trust.
(2)	Mr. Sansone may be deemed to Beneficially Own (solely for the purpose of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended) the Shares of Company Common Stock through his proportionate ownership of and as managing partner of Sansone Partners, LP. Mr. Sansone disclaims Beneficial Ownership of such securities except to the extent of his pecuniary interest therein.